Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Infinity Energy Resources, Inc. on Form S-1 of our report dated November 18, 2014, with respect to our audit of the consolidated financial statements of Infinity Energy Resources, Inc. as of December 31, 2013 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ L.L. Bradford & Company
Leawood, Kansas
June 19, 2015